Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-75380

PROSPECTUS SUPPLEMENT NO. 3
DATED MARCH 4, 2002
TO
PROSPECTUS DATED JANUARY 18, 2002

FINISAR CORPORATION

$125,000,000
of
5 1/4% Convertible Subordinated Notes
due October 15, 2008
and
Shares of Common Stock
Issuable Upon Conversion of the Notes

        This prospectus supplement supplements the prospectus dated January 18, 2002 of Finisar Corporation relating to the public offering and sale by selling securityholders described below. This prospectus supplement contains information on ownership of the principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

        SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The table and related footnotes on pages 43, 44 and 45 of the prospectus setting forth information concerning the selling securityholders are amended to change the information for JMG Capital Partners, L.P. and JMG Triton Offshore Fund, L.T.D. set forth in that table and to add information for an additional selling securityholder as follows:

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)	Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
JMG Capital Partners, L.P.	$2,500,000	2.0%	452,898	452,898	0
JMG Triton Offshore Fund, L.T.D.	2,500,000	2.0%	452,898	452,898	0
Tribeca Investments, L.L.C.	4,000,000	3.2%	724,637	724,637	0

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided to us the information regarding their notes.

(2)
Assumes a conversion price of $5.52 per share, and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

        Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

The date of this prospectus supplement is March 4, 2002.